CONSULTING AGREEMENT


     THIS CONSULTING AGREEMENT entered into as of this 18th day of July, 2000 between THE CATAPULT GROUP, INC., a Georgia corporation (the "Company") and RONALD A. POTTS ("Consultant").

     WHEREAS, the Company and the Consultant had previously entered into an oral agreement in June, 1999 whereby the Consultant would provide consulting services to the Company;

     WHEREAS, the Company and the Consultant wish to memorialize the terms of the foregoing oral agreement;

     NOW, THEREFORE, in consideration of the premises and the mutual promises set forth herein, the parties agree as follows:

     1. For a said period of Two (2) Years beginning on June, 1999 (the "Consulting Period") Consultant shall serve as a consultant to the Company on matters pertaining to the formation of a business plan for Company, the locating of attorneys and accountants for Company, and the locating of potential acquisition targets and potential merger partners for Company that would further the business interests of Company. Consultant's services shall include consultation with and advice to directors and officers of the Company.

     2. During the Consulting Period, the Company shall be entitled to Consultant's services for reasonable times when and to the extent requested by, and subject to the direction of, the Chairman and Chief Executive Officer and the Chief Financial Officer of the Company.

     3. Consultant's services shall be rendered from his/her office, unless by mutual agreement from time to time arrangements are made for those services to be rendered elsewhere. Reasonable travel and living expenses necessarily incurred by Consultant to render services at locations other than his/her office shall be reimbursed by the Company promptly upon receipt of proper statements with regard to the nature and amount of those expenses. Those statements shall be furnished to the Company monthly at the end of each calendar month of the Consulting Period during which any of those expenses are incurred.

     4. Consultant shall have no authority to bind Company by or to any obligation, agreement, promise or representation without first obtaining the written approval of the Chief Executive Officer. Consultant shall not incur any liability on behalf of Company or in any way represent or bind Company in any manner or thing whatsoever and nothing herein shall be deemed to constitute either party the agent or legal representative of the other. Consultant shall not have the authority and shall not represent that he has authority to approve check requests or to order, purchase or otherwise obtain any equipment, supplies, services or other materials on behalf of Company.

     5. In consideration of Consultant's entering into this Agreement, the Company has agreed to issue to Consultant 350,000 shares of the Company's common stock.

     6. Consultant understands and agrees that Consultant is an independent contractor rather than an employee or agent of Company. Consultant hereby warrants and represents that he has all necessary licenses, visas, work permits or other government approvals required to perform the Services.

     7. Consultant shall be responsible for withholding, paying, and reporting any and all required federal, state or local income, employment and other taxes and charges. Consultant understands and agrees that Company will make no deduction from payments to Consultant for federal or state tax withholdings, social security, unemployment, workers' compensation or disability insurance.

     8. Consultant understands and agrees it is not eligible for dental, medical, disability, hospitalization, life insurance, vacation, travel benefits and other employee welfare and benefit programs maintained by Company based on the Services or otherwise. In addition, Consultant shall not be eligible to participate in or accrue benefits under other programs which are available to employees of Company.

     9. Consultant agrees that he will not without the Company's consent disclose to anyone any trade secrets of the Company or and confidential or non-public information relating to the Company's business, operations or prospects.

     10. This Agreement may be terminated by Company or Consultant without cause in their sole discretion by providing the other party with at least thirty (30) calendar days' advance written notice.

     11. It is understood and agreed by the parties that the services of Consultant are unique and personal in nature and both Consultant and Company shall not delegate or assign all or any portion of its required performance to any other individual, firm or entity.

     12. No waiver, amendment or modification of any provision of this Agreement shall be effective unless in writing and signed by both parties. No failure or delay by either party in exercising any right, power or remedy under this Agreement shall operate as a waiver of any such right, power or remedy.

     13. This Agreement shall be binding upon and inure to the benefit of the heirs, successors, and assigns of the parties hereto.

     14. Notices hereunder shall be given in writing and will be deemed to have been given (a) on the date delivered in person, (b) on the date indicated on the return receipt if mailed postage prepaid, by certified or registered U.S. mail, with return receipt requested, (c) twenty-four (24) hours after transmittal by facsimile, if sent by 5:00 p.m. Eastern Time, on a regular business day and confirmation of receipt thereof is reflected or obtained, or (d) if sent by overnight courier service, on the next business day after delivery to the courier service (in time for and specifying next day delivery). In each case such notices shall be sent to the address or facsimile number set forth below. Either party may change such address by giving (15) days written notice to the other party hereto.

         If to Company:             The Catapult Group, Inc.
                                    Suite 350
                                    4940 Peachtree Industrial Boulevard
                                    Norcross, GA  30071
                                    Attention:     Mr. Bryan M. Johns,
                                                   Chief Executive Officer
                                    Telephone:     (770) 448-9088
                                    Facsimile:     (770) 448-9053

         If to Consultant:          Mr. Ronald A. Potts
                                    490 Regatta Bay Boulevard
                                    Destin, FL  32541
                                    Telephone:     [TO BE PROVIDED]
                                    Facsimile:     [TO BE PROVIDED]

     15. If any provision of this Agreement shall be held by a court of competent jurisdiction to be contrary to law, the remaining provisions of this Agreement shall remain in full force and effect.

     16. This Agreement and the Exhibits hereto constitute the entire Agreement between the parties concerning the subject matter hereof and supersedes all prior negotiations and discussions with respect to such subject matter. This Agreement may be modified in writing only, signed by the parties hereto.

     17. The remedies hereunder shall be cumulative and not alternatives; the election of one remedy for a breach shall not preclude pursuit of other remedies.

     18. Whenever required by the context, references herein to the singular shall include the plural and the masculine gender shall include the feminine gender. For the purposes of this Agreement, unless the context clearly requires otherwise, "or" is not exclusive and "including" shall mean "including, but not limited to."

     19. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the interpretation of this Agreement.

     20. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.


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                    [Signature page to Consulting Agreement]




Agreed and Accepted to this                  /s/Ronald A. Potts
                                             ------------------
18th day of July 2000                    Ronald A. Potts